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                                                                     EXHIBIT 5.1

                                  April 6, 1999

SpeedFam-IPEC, Inc.
305 North 54th Street
Chandler, Arizona  85226

         Re:                   SpeedFam-IPEC, Inc.
                         Form S-8 Registration Statement

Gentlemen:

         We have acted as counsel for SpeedFam-IPEC, Inc. (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") of the Company which is being filed with the Securities and Exchange Commission on April 8, 1999, covering up to 35,500 shares of the Company's Common Stock, without par value (the "Shares"), issuable to Roger D. McDaniel pursuant to the August 13, 1997 Executive Employment Agreement between Integrated Process Equipment Corp. and Roger D. McDaniel (the "Employment Agreement").

         As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based on the foregoing, we are of the opinion that the Shares, when issued and sold pursuant to, and for the consideration expressed in the Employment Agreement, will constitute legally issued, fully paid and nonassessable shares of the Common Stock, without par value, of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Respectfully submitted,

                                    CHAPMAN AND CUTLER